UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549
                                    FORM 10-K


(Mark One)
 X ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

    For the fiscal year ended December 31, 2000

    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

For the transition period from        to
Commission file number 2-89185

                          GULLEDGE REALTY INVESTORS II

          Virginia                              54-1191237
  (State of incorporation)         (I.R.S. Employer Identification No.)
One North Jefferson, St. Louis, Missouri          63103

                  Registrant's telephone number:  314-955-3000

        Securities registered pursuant to Section 12(b) of the Act: None Securities registered pursuant to Section 12(g) of the Act: None

                          Limited Partnership Interests
                                (Title of class)

                                ________________

   Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. X

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.    Yes  X    No

Documents Incorporated by Reference:

1. Registration Statement (No. 2-89185) of Registrant effective April 30, 1984 (the "Registration Statement").
2. Prospectus of Registrant dated April 30, 1984 (the "Prospectus").
3. Supplement No. 1 dated October 8, 1984 to Prospectus.
4. Supplement No. 2 dated February 6, 1985 to Prospectus.
5. Supplement No. 3 dated April 18, 1985 to Prospectus.



                                TABLE OF CONTENTS


                                     PART I

Item 1.    Business

Item 2.    Properties

Item 3.    Legal Proceedings

Item 4.    Submission of Matters to a Vote of Security Holders


                                     PART II

Item 5.    Market for the Registrant's Common Stock and Related
           Security Holder Matters

Item 6.    Selected Financial Data

Item 7.    Management's Discussion and Analysis of Financial
           Condition and Results of Operations

Item 8.    Financial Statements and Supplementary Data

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure


                                    PART III

Item 10.   Directors and Executive Officers of the Registrant

Item 11.   Executive Compensation

Item 12.   Security Ownership of Certain Beneficial Owners and
           Management

Item 13.   Certain Relationships and Related Transactions


                                     PART IV

Item 14.   Exhibits, Financial Statements, Schedules and Reports on
           Form 8-K


SIGNATURES
                                     PART I



ITEM 1.   BUSINESS.

   Gulledge Realty Investors II, L.P., ("Registrant" or "Partnership") is a Virginia limited partnership formed to invest as a limited partner in other limited partnerships ("Project Partnerships") that own and operate apartment complexes ("Projects") that are financed and/or operated under federal or state housing assistance programs. Part of the objective of the Registrant is to generate tax losses for investors. However, due to changes in the tax regulations, the use of these losses has been restricted for most investors.

   Gull-AGE Properties, Inc. ("General Partner"), a Delaware corporation, is the General Partner of the Registrant. The stock of the General Partner is owned by Gull-AGE Capital Group, Inc., whose stock was originally owned 50% by the Gulledge Corporation ("Gulledge"), the former General Partner, and 50% by A.G. Edwards, Inc. ("Edwards"), a St. Louis-based financial services holding company. In March of 1988, Edwards, through an affiliate, acquired all the shares of Gull-AGE Capital Group, Inc. formerly held by Gulledge. Edwards' principal subsidiary, A.G. Edwards & Sons, Inc., a securities and commodities broker-dealer, was a principal distributor of Units of the Registrant. As a result, neither the General Partner nor Gull-AGE Capital Group, Inc. has any current affiliation with Gulledge.

   On November 1, 1990, Gull-AGE Properties, Inc. was approved by a majority-of-interest of holders of limited partner units to become the sole General Partner of the Registrant. Gull-AGE Properties, Inc. replaced the Gulledge Corporation as Managing General Partner and Eugene A. Gulledge and Keith A. Gulledge as individual General Partners.

   Pursuant to the Securities Act of 1933, the Registrant filed a Form S-11 Registration Statement with the Securities and Exchange Commission. Reference is made to the Prospectus contained in said Registration Statement declared effective April 30, 1984.

   Commencing on April 30, 1984, the Registrant began offering through Gulledge Securities Corporation ("Selling Agent") and other broker-dealers up to 10,000 units (with an option to sell up to 25,000 units) of limited partnership interest (the "Units") at $1,000 per unit ("Offering"), with a minimum purchase of five Units ($5,000).

   As of September 30, 1985, the date that the offering terminated, the Registrant had accepted subscriptions for 11,458 units from 1,038 Investor Limited Partners and 356 units from General and Special Limited Partners.


   As of December 31, 2000, the Registrant has investments in Project Partnerships which own the Projects listed below:

                     Year        Housing      Original     Offering    Acquisition     Government
     PROJECT      Completed       Units      Mortgages     Proceeds        Fees         Programs

1.Olympic Village     1977        320       $ 5,989,253   $2,720,000  $  244,800  HUD Sections
Chicago Heights, IL                                                               8 and
                                                                                   221(d)(4);
                                                                                   Illinois HDA

2.Hawthorn Ridge      1977        176       $ 4,196,243   $1,836,000  $  164,700  HUD Section
 Woodbridge, IL                                                                    223(F)

3.Colony Place Apts.  1970        100       $ 1,744,265   $  598,750  $   53,950  HUD Sections
 Fayetteville, NC                                                                  8 and 236

4.Country Oaks Apts.  1986         36       $ 1,054,350   $  264,000  $   23,760  FmHA 515
 Somerville, TN

5.Rancho Vista Apts.  1986         28       $   992,920   $  239,500  $   21,500  FmHA 515
 Wickenburg, AZ

6   Pine West Apts.           1986     48     $1,282,500  $ 300,000   $   27,000  FmHA 515
 Indianola, MS
                                  708       $15,259,531  $5,958,250   $  535,710


   Although each Project must compete in the market place for tenants, interest subsidies and/or rent supplements from governmental agencies make it possible to offer certain of these dwelling units to eligible tenants at a cost significantly below the market rate for comparable conventionally-financed dwelling units.

ITEM 2.        PROPERTIES.

   Other than its interests in the Project Partnerships, the Registrant does not own any property. The General Partner believes that the Projects described below are all in satisfactory physical condition.

                              Average Effective             Average
                                Occupancy               Monthly Rental

           Project             2000    1999              2000  1999

Olympic Village Apts.          91%      96%              $804     $804

Hawthorn Ridge Apts.           96%      96%              $809     $782

Colony Place Apts.             89%      92%              $302     $302

Country Oaks Apts.             94%      95%              $230     $230

Rancho Vista Apts.             97%      94%              $340     $321

Pine West Apts.                95%      99%              $292     $275

   The Registrant had owned an investment in Carriage House of Florence Apts. ("Florence") which defaulted on a promissory note secured by the Registrant's partnership interest in the Project Partnership. In 2000, the Project was sold in lieu of foreclosure and the Project Partnership was liquidated. The effect on the financial statements was negligible because the investment in the Project Partnership was reduced to zero several years ago. The Project Partnership had historically paid an annual distribution to the Partnership of approximately $6,000.

ITEM 3.        LEGAL PROCEEDINGS.

   The Registrant is not currently subject to any pending material legal proceeding.

ITEM 4.        SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

   No matters were submitted to a vote of security holders.

                                     PART II


ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS.

   As of December 31, 2000, the number of holders of units was 1,029.

   The Registrant is a limited partnership and thus has no common stock. There is no ready market for the Units and it is not anticipated that there will be any market. Any acquisitions or dispositions of Units that have occurred have been the result of private transactions, usually between related parties, and the Registrant has no knowledge of the prices bid for or asked with respect to the Units. The General Partner has no plans to offer any services that would match prospective buyers with prospective sellers of Units.

ITEM 6.        SELECTED FINANCIAL DATA.

                                          Year Ended December 31,

                                 2000           1999         1998          1997            1996

Revenue and equity
 in Project Partnerships'
 Operations                  $  200,007      $  582,499      $197,981 $(2,621,916)        $45,946

Expenses                       (509,105)      (498,059)     (535,384)    (248,899)        (159,279)

Net (Loss)/Income             $(309,098)     $84,440             $(337,403)$(2,870,815)
$(113,333)

Investment in Project
Partnerships                 $  254,246     $   487,199          $661,318  $   976,602         $

Total Assets                $  296,286       $511,571       $1,129,425$1,498,463          $449,902

Net (Loss)/Income per
partnership unit             $  (26)         $    7         $    (29) $    (243)          $    (10)

ITEM 7.             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND
       RESULT OF OPERATIONS.

   The net loss for 2000 was $309,098 compared to net income of $84,440 for 1999 and net loss for 1998 of $337,403 (see Items 6 and 14(a)1). Net income for 1999 was primarily due to a distribution from the sale of the assets of Greentree Housing Limited Partnership ("Greentree") compared to the net losses for 2000 and 1998 described in the following paragraphs.

   The assets of Florence and Greentree were sold on November 30, 2000 and October 15, 1999, respectively. As a result of the sales, the Registrant recorded an Investment in Project Partnerships equal to its proportionate share of the gain on the sales. Following the equity method of accounting, the Registrant was then required to reduce its investment balance by previously unrecognized losses from Florence and Greentree, which reduced the Registrant's investment in the projects back to zero. In 1999, the Registrant received a $347,596 distribution from Greentree due in large part to proceeds from the sale. The distribution is recorded in Distributions from zero-basis Project Partnerships in the Statement of Operations.

   Distribution income received from zero-basis Project Partnerships was $24,489 in 2000 compared to $383,005 in 1999 and $32,183 in 1998. Income from distributions was greater in 1999 compared to 2000 and 1998 primarily due to the $347,596 distribution from Greentree.

   Expenses increased in 2000 compared to 1999 primarily because of an increase in professional fees and operating expenses. Expenses decreased in 1999 compared to 1998 due to a decrease in consulting fees and interest expense partially offset by an increase in professional fees.

   The accounting for an investment in a Project Partnership involves increasing and decreasing the Registrant's investment in each Project Partnership by the Registrant's share of the Project Partnership's income and loss, respectively. If losses accumulate greater than gains plus capital contributions and less distributions to date, the investment is reduced until that investment reaches zero. Losses incurred by a Project Partnership subsequent to the Registrant's investment reaching zero are not reflected in the Registrant's financial statements until such time as the Project Partnership reports net income.
Losses reported from the Project Partnerships are primarily the result of depreciation expense and interest expense incurred on non-recourse government backed debt and non-recourse secondary financing loans. These losses, in and of themselves, do not accurately portray the surplus cash or excess cash (as defined by HUD and Farmers' Home regulations) generating potential of the projects, such surplus cash being available for distribution to the partners of the Project Partnerships. The Registrant treats distributions as income, if the investment in the Project Partnership is zero, or as a return or withdrawal of capital invested in the Project Partnership, if the investment is above zero.

   The Registrant's ownership interest in several of the Project Partnerships is pledged as collateral in connection with promissory notes issued by the Project Partnerships. The General Partner attempts to refinance the promissory notes as they come due in order to avoid foreclosure by the noteholders and to continue to defer the adverse tax consequences that would result from foreclosure. If the General Partner were ever unable to renegotiate a promissory note, the noteholder would likely exercise his rights to the collateral and seize the Project Partnership. This would cause the Registrant to realize a gain for tax purposes primarily due to the recapture of accelerated depreciation taken in prior years.

   The assets of the Registrant are illiquid. The primary source of cash to finance day-to-day operations is from distributions, if any, to the Registrant from the Project Partnerships. Due to a low volume of transactional activity, the Registrant's need for cash to finance day-to-day operations is minimal. The ability to sell the Registrant's assets, i.e. the Project Partnerships, is limited by the overall market conditions in the geographic areas where the Projects operate and, potentially, the ability of the Projects to qualify for Low Income Housing Tax Credits. In addition, the purchase of these interests was intended, and remains, to be for long-term investment purposes.

   The distribution received from Project Partnerships in a given year is affected by regulatory restrictions and limitations and by the operations of the Project Partnerships. Operations of the Project Partnerships is, in turn, affected by several factors, among which are:

   Inflation and changing economic conditions involving the management and ownership of rental real estate.

   Vacancy levels, rental payment defaults and operating expenses which are all dependent on general and local economic conditions.

   The need for capital additions or improvements which may limit the amount of cash available for distribution.

Shifts in these conditions could impact operating results of the Project
   Partnerships.

ITEM 7A.            QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

   The Partnership is exposed to interest rate risk related to changes in fair value on its fixed rate debt. As of December 31, 2000, the partnership had $3,723,543 of principal and accrued interest on a fixed rate note bearing interest at 9% (See Note E to the Financial statements).

ITEM 8.             FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

       Financial statements of the Registrant are filed herewith (See
       Item 14(a)1).  The supplementary financial information specified by
       Item 302 of Regulation S-K is not applicable.

ITEM 9.             CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND    FINANCIAL DISCLOSURE.

       None.

                                    PART III


ITEM 10.            DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

   The Registrant has no officers or directors. The General Partner is Gull-AGE Properties, Inc. The following is information concerning the officers and directors of the General Partner, all of which are compensated by A.G. Edwards & Sons, Inc., an affiliate of the General Partner:

             Name                         Position

          Douglas L. Kelly              Director, President, Treasurer
                                          and Secretary

          Robert J. Herleth             Vice President and
                                          Assistant Secretary

          Joseph G. Porter              Vice President, Assistant Treasurer
                                          and Assistant Secretary

   Douglas L. Kelly, age 52, is President, Secretary and Treasurer of the General Partner. Mr. Kelly succeeds Robert L. Proost who retired March 1, 2001. Mr. Kelly joined A.G. Edwards & Sons, Inc. on January 1, 1994 and serves as Director, Corporate Vice President, Corporate Secretary, Director of Law and Compliance and Chief Financial Officer. Prior to joining A.G. Edwards & Sons, Inc., Mr. Kelly was a partner in Peper, Martin, Jensen, Maichel & Hetlage, a
St. Louis area law firm, where he served as outside counsel to A.G. Edwards & Sons, Inc. for eight years.

   Robert J. Herleth, age 48, is a Vice President and Assistant Secretary of the General Partner. Mr. Herleth joined A.G. Edwards & Sons, Inc. in 1980. Since then he has specialized in the areas of real estate and finance. He is also Vice President of A.G.E. Realty Corp., the Special Limited Partner, which owns other real estate properties and interests. Prior to joining A.G. Edwards & Sons, Inc., Mr. Herleth was employed by Pantheon Corporation, a St. Louis area real estate development firm.

   Joseph G. Porter, age 40, is a Vice President, Assistant Treasurer and Assistant Secretary of the General Partner. Mr. Porter manages the operations of the General Partner. Mr. Porter succeeds Eugene J. King who retired on February 28, 1999. Mr. Porter joined A.G. Edwards & Sons, Inc. in 1982 and serves as Vice President and Principal Accounting Officer.

   The General Partner does not have any standing audit, nominating or compensation committees.

ITEM 11.            EXECUTIVE COMPENSATION.

   Under the provisions of the Registrant's Limited Partnership Agreement, the General Partner is entitled to receive an asset management fee (an annual cumulative amount of $114,580) and a program management fee (an annual
noncumulative amount up to $59,250).    No such fees were paid during 2000.  The
accumulated amount of these fees accrued but not paid to the General Partner at December 31, 2000 are $660,300 of asset management fees and $0 of program management fees. The ability to pay the program management fee is limited by payment of priority items as outlined in the Registrant's Limited Partnership Agreement.

   The General Partner is also to receive a fee of 1% of the gross capital proceeds generated by the Project Partnerships for services connected with the disposition of Partnership investments. This payment is limited by payment of priority items as outlined in the Registrant's Limited Partnership Agreement. In addition, the General Partner will receive any fees to which the prior General Partners would be entitled for performing services with respect to the Project Partnerships of which the Registrant is the limited partner.

   Please refer to Note C of the financial statements referenced under
Item 14(a)1 for additional information.

ITEM 12.            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT.

   The General Partner owns a 1.1% interest in the Registrant and its affiliate, A.G.E. Realty Corporation, owns a 0.10% interest in the Partnership as Special Limited Partner. As of December 31, 2000, no person was known by the Registrant to be the beneficial owner of more than a 5% interest in the Partnership.

ITEM 13.            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

   An affiliate of Gull-AGE Properties, Inc., A.G.E. Realty Corp. holds a .10% interest in the Registrant as a Special Limited Partner.

   Please refer to Item 11 for additional information.

                                     PART IV


ITEM 14.            EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES AND REPORTS ON
FORM 8-K

(a)                 The following financial statements are included:

       1. Financial Statements of the Registrant (filed herewith as Exhibit 1).

          Independent Auditors' Report.

          Balance Sheets as of December 31, 2000 and 1999.

          Statements of Operations for the three years in the period ended December 31, 2000.

          Statements of Changes in Partners' Deficit for the three years in the period ended December 31, 2000.

          Statements of Cash Flows for the three years in the period ended December 31, 2000.

          Notes to Financial Statements.

       Financial Statements of Unconsolidated Limited Partnership and Independent Auditors' Report meeting requirements of significant subsidiary/investee (Exhibit 2).

       No financial schedules are applicable.

       Management will provide, without charge, a copy of the Registrant's annual report on Form 10-K.

(b)    Reports on Form 8-K:

       There were no reports filed on Form 8-K for the year ended December 31, 2000.




                                   SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


March 30, 2001                GULLEDGE REALTY INVESTORS II
                                           (Registrant)

                              By:  Gull-AGE Properties, Inc.
                                 (General Partner)




                              By:  /s/Douglas L Kelly
                                 Douglas L. Kelly
                                 President, Secretary,
                                   Treasurer & Director



                              By:  /s/Robert J Herleth
                                 Robert J. Herleth
                                 Vice President & Assistant Secretary



                              By:  /s/Joseph G Porter
                                 Joseph G. Porter
                                 Vice President, Assistant Treasurer
                                 & Assistant Secretary




                       GULLEDGE REALTY INVESTORS II, L.P.

                        (A VIRGINIA LIMITED PARTNERSHIP)

                              FINANCIAL STATEMENTS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 2000









INDEPENDENT AUDITORS' REPORT

To the Partners of
Gulledge Realty Investors II:

We have audited the accompanying balance sheets of Gulledge Realty Investors II (a limited Partnership) (the "Partnership") as of December 31, 2000 and 1999, and the related statements of operations, changes in partners' deficit and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Hawthorn Housing Limited Partnership, ("Project Partnership") a majority owned Limited Partnership, as of December 31, 2000 and 1999, the Partnership's investment in which is accounted for by use of the equity method. The Partnership's investment in the Project Partnerships of $254,246 and $487,199 at December 31, 2000 and 1999, respectively, and its share of Project Partnership's net income of $173,537, $180,464 and $141,971 for each of the three years in the period ended December 31, 2000 are included in the accompanying financial statements. The financial statements of the Project Partnership were audited by another auditor whose reports have been furnished to us, and our opinion, insofar as it relates to amounts included for such Project Partnership is based solely on the reports of the other auditor.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of another auditor provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of another auditor, such financial statements present fairly, in all material respects, the financial position of Gulledge Realty Investors II as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.






March 30, 2001

                                     RBG&CO.

S2300-020         INDEPENDENT AUDITORS' REPORT

To The Partners
Hawthorn Housing Limited Partnership

We have audited the accompanying balance sheet of Hawthorn Housing Limited Partnership, Project No. 071-11069, a limited partnership, as of December 31, 2000 and the related statements of profit and loss, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards and Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hawthorn Housing Limited Partnership as of December 31, 2000 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplementary information (shown on Pages 14 through 16) is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

In accordance with Government Auditing Standards and the Consolidated Audit Guide for Audits of HUD Programs issued by the U.S. Department of Housing and Urban Development, we have also issued a report dated January 24, 2001 on our consideration of Hawthorn Housing Limited Partnership's internal control and reports dated January 24, 2001 on its compliance with specific requirements applicable to major HUD programs and specific requirements applicable to Fair Housing and Non-Discrimination. Those reports are an integral part of an audit performed in accordance with Government Auditing Standards and should be read in conjunction with this report in considering the results of our audit.


January 24, 2001


          Rubin, Brown, Gornstein & Co. LLP   230 South Bemiston Avenue
          Certified Public Accountants/Business Consultants St. Louis, MO  63105

          314/727-8150 TELwww.rbgco.com       314/727-9195 FAX



                       GULLEDGE REALTY INVESTORS II, L.P.
                        (A VIRGINIA LIMITED PARTNERSHIP)

                                 BALANCE SHEETS



                                                 December 31,
    Assets                                     2000                   1999

     CASH AND CASH EQUIVALENTS              $14,740              $    14,777
Advances to Project Partnerships             6,751                    9,595
Investment in Project Partnerships
 (Note E)                                  254,246                  487,199
Distributions receivable                    20,549

  Total Assets                         $   296,286              $   511,571




    Liabilities and Partners' Deficit

Accounts payable                       $    10,200              $     8,500
Payable to affiliates (Note D)             704,300                  589,720
     CAPITAL CONTRIBUTIONS PAYABLE          50,000                   50,000
Note Payable (Note E)                   3,723,543                 3,746,010

     TOTAL LIABILITIES                   4,488,043                4,394,230


Partners' Deficit (Note B)             (4,191,757)               (3,882,659)

  Total Liabilities and
   Partners' Deficit                  $    296,286               $  511,571


See Notes to Financial Statements.




                       GULLEDGE REALTY INVESTORS II, L.P.
                        (A VIRGINIA LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS



                                    Year Ended December 31,

                                    2000                1999          1998

Revenue and equity in
  Project Partnerships'
   operations:

    Interest                       $  1,981       $ 19,030       $    23,827
    Distributions from
     zero-basis
      Project Partnerships           24,489        383,005            32,183
    Equity in income of
      Project Partnerships          173,537        180,464            141,971

                                    200,007            582,499
197,981

Expenses:
   ASSET MANAGEMENT FEE(NOTE D)   114,580              114,580        114,580
       Interest expense            314,424              314,424        320,462
     Professional fees              21,926               21,116          9,000
     Consulting fees                44,000               44,000         88,000
     Operating expenses             14,175                3,939          3,342

                                   509,105               98,059        535,384

Net (Loss)/Income               $ (309,098)          $   84,440     $(337,403)




See Notes to Financial Statements.



                       GULLEDGE REALTY INVESTORS II, L.P.
                        (A VIRGINIA LIMITED PARTNERSHIP)

                   STATEMENTS OF CHANGES IN PARTNERS' DEFICIT

                       THREE YEARS ENDED DECEMBER 31, 2000



                                                                      Special
                                   Total          General             Limited             Limited
Balances at January 1, 1998    $(3,629,696)   $  (48,518)          $(84,975)         $(3,496,203)

  Net loss for 1998               (337,403)       (3,741)            (6,569)            (327,093)

Balances at December 31, 1998   (3,967,099)      (52,259)            (91,544)         (3,823,296)

  Net income for 1999               84,440            929              1,604              81,907

Balances at December 31, 1999   (3,882,659)      (51,330)            (89,940)         (3,741,389)

  Net loss for 2000               (309,098)       (3,400)             (5,873)           (299,825)

Balances at December 31, 2000  $(4,191,757)$     (54,730)           $(95,813)        $(4,041,214)



See Notes to Financial Statements.



                       GULLEDGE REALTY INVESTORS II, L.P.
                        (A VIRGINIA LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS


                                             Year Ended December 31,


                                             2000        1999        1998

Cash Flows From Operating Activities:
     Net (loss)/income                   $(309,098)  $   84,440   $(337,403)
     Adjustments to reconcile net
     (loss)/income to net cash from
     operating activities:
        Provision for bad debts              6,094
        Equity in income of
         Project Partnership             (173,537)     (180,464)   (141,971)
          Distributions from
          zero-basis Project
          Partnerships                    (24,489)     (383,005)    (32,183)
          Change in assets
          and liabilities:
               Advances to Project
               Partnerships                (3,250)        8,039      13,463
               Accrued interest
               note payable               (22,467)       20,688     (67,733)
              Accounts payable               1,700          500       1,000
              Payable to affiliates        114,580     (723,482)     35,098

Net Cash From Operating Activities       (410,467)   (1,173,284)   (529,729)

Cash Flows From Investing Activities -
 Distributions from all Project
 Partnerships                              410,430      737,588     489,438

Net Change In Cash and Cash Equivalents       (37)     (435,696)    (40,291)

Cash and Cash Equivalents-
  Beginning of Year                         14,777      450,473     490,764

Cash and Cash Equivalents-
  End of Year                            $  14,740   $   14,777   $ 450,473


Cash paid for interest                   $ 336,891   $  293,736    $133,104



See Notes to Financial Statements.


                       GULLEDGE REALTY INVESTORS II, L.P.
                        (A VIRGINIA LIMITED PARTNERSHIP)

                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2000


Note A    Summary of Significant Accounting Policies

          Partnership Organization

          Gulledge Realty Investors II (the "Partnership") is a limited partnership organized on December 1, 1983 under the laws of the Commonwealth of Virginia for the purpose of acquiring limited partner interests in real estate limited partnerships ("Project Partnerships"). These Project Partnerships are known as Florence Housing Associates ("Florence"), Colony Place Associates, Ltd. ("Colony"), Greentree Housing Limited Partnership ("Greentree"), Camelot Housing Limited Partnership ("Camelot"), Hawthorn Housing Limited Partnership ("Hawthorn"), Olympic Housing Limited Partnership ("Olympic"), Country Oaks Apartments Limited Partnership, Pine West, Ltd., and Rancho Vista Associates. Camelot was foreclosed in 1996. Greentree's assets were sold in 1999. Florence's assets were sold in lieu of foreclosure in 2000. Except for these three (see Note E), each of the Project Partnerships is an operating real estate project which receives mortgage interest and/or rental assistance from the United States Department of Housing and Urban Development ("HUD") or Farmer's Home Administration. The Partnership commenced operations on March 1, 1984.

          The financial statements include only those assets, liabilities, and results of operations which relate to the business of Gulledge Realty Investors II and do not include any assets, liabilities, or operating results attributable to the partners' individual activities.

          In November 1988, the General Partners (Eugene A. Gulledge, Keith A. Gulledge and The Gulledge Corporation) filed for bankruptcy. The Limited Partnership Agreement allows for the replacement of a General Partner in such circumstances subject to Limited Partner approval.


          In November 1990, by approval of a majority vote of the limited partnership units, Gull-AGE Properties, Inc. ("GAP") replaced
          Eugene A. Gulledge, Keith A. Gulledge and The Gulledge Corporation as the sole General Partner. GAP is not affiliated with the Gulledges or their affiliates. GAP had been performing certain administrative duties on behalf of the Gulledges since the bankruptcy filing. As General Partner, GAP will continue the operation of the Partnership in accordance with the Limited Partnership Agreement.

          Cash and Cash Equivalents

          The Partnership considers interest bearing money market account balances to be cash equivalents.

          Investment in Project Partnerships

          The investment in Project Partnerships is accounted for using the equity method of accounting. Under the equity method, investments are reflected at cost, adjusted for the Partnership's share of the Project Partnerships' income or loss. The Partnership is under no obligation to contribute additional capital, or to lend monies necessary to fund cash flow deficiencies of the Project Partnerships, because the Partnership is a limited partner in such partnerships. The investment account will not be reduced below zero because the Partnership is not liable for Project Partnership losses in excess of such investment. Losses in subsequent years will be maintained separately for tax purposes. These losses are available to be applied toward any possible future income from these Project Partnerships. Any distributions received from the Project Partnerships subsequent to reducing the investment account to zero, will be recognized as income in the year received.

          Income Taxes

          No provision has been made for current or deferred income taxes since they are the responsibility of each partner. Profits (or gains) and losses of the Partnership are allocated to the partners in accordance with the partnership agreement.

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimated.

          Segment Reporting

          In fiscal year 1998, the company adopted Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. The Partnership's principal line of business is investing in Project Partnerships that own and operate Projects that are financed and/or operated under federal or state housing assistance programs. Management has considered the requirements of SFAS No. 131 and believes that the partnership operates in one business segment.

          Derivative Instruments and Hedging Activities

          In June 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133. In June 1999, the FASB also issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 defers the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities until January 1, 2001. SFAS No. 133, as amended by SFAS No. 138, requires, among other things, that all derivatives be recognized in the balance sheets as either assets or liabilities and measured at fair value. The corresponding derivative gains and losses should be reported based upon the hedge relationship. If such a relationship exists, changes in the fair value of derivatives that are not designated as hedges or that do not meet the hedge accounting criteria in SFAS No. 133 are required to be reported in income. Effective January 1, 2001, the Partnership adopted these Statements. This adoption did not have an impact on the Partnership's financial statements.

          Reclassifications

          Where appropriate, prior years' financial information has been reclassified to conform with the current year presentation.

Note B    Partners' Deficit

          Profits and losses of the Partnership are allocated pro-rata to the partners in accordance with their interest as follows:

                 General partner (131 units)                      1.1%
                 Special limited partners (225 units)             1.9
                 Investor limited partners (11,458 units)        97.0
                                                                100.0%

          Upon dissolution and termination of the Partnership, the net proceeds resulting from the sale of Partnership assets are first used to pay all debts and liabilities of the Partnership; next, to repay capital contributions of the partners less any prior cash distributions from capital proceeds; then, to the payment of a cumulative disposition fee to the General Partner, with any remaining funds allocated as follows:

                 General partner                       4.0%
                 Special limited partners              6.0
                 Investor limited partners            90.0
                                                     100.0%

          In the event that net operating revenues, as defined, are realized during any fiscal year, an annual noncumulative program management fee of up to $59,250 is payable to the managing General Partner. The fee represents compensation for maintaining the Partnership's books, records and accounts per the Partnership agreement. The amount of the program management fee plus the asset management fee accrued each year shall not exceed .5% of invested assets, as defined in the Partnership's Limited Partnership Agreement (the "Agreement").

          Upon the distribution of capital proceeds by the Partnership, the General Partner is authorized to receive a cumulative disposition fee equal to 1% of the capital proceeds generated through the sale of Project Partnerships to the extent such proceeds exceed priority payments as defined in the Agreement.

Note C    Reconciliation of Operations:  Financial Statement Versus Income Tax
          Return

          The financial statement (loss)/income is reconciled to income tax loss for the years ended December 31, 2000, 1999 and 1998 as follows:


                                                           2000                1999           1998

Net (loss)/income per financial statements        $ (309,098)          $  84,440     $(337,403)
          Add: equity in income of Project
                Partnership for financial statement
                                                           purposes    (173,537)     (180,464)
      (141,971)
          Less: equity in losses of
               Project Partnerships for tax
                return purposes                                         (14,775)   (1,199,159)
          Distributions received from zero-basis
           Project Partnership                       (24,489)          (383,005)      (32,183)
Net loss per income tax return                    $ (507,124)          $(493,804) $(1,710,716)

Note D   Payable To Affiliates

         In accordance with the Agreement, the Partnership is required to pay to the General Partner an annual asset management fee of $114,580. Amounts due in accordance with the Agreement at December 31, 2000 and 1999 are $660,300 and $545,720, respectively.

 Note E  Project Partnerships

          The assets of Florence and Greentree were sold on November 30, 2000 and October 15, 1999, respectively. As a result of the sales, the Registrant recorded an Investment in Project Partnerships equal to its proportionate share of the gain on the sales. Following the equity method of accounting, the Registrant was then required to reduce its investment balance by previously unrecognized losses from Florence and Greentree, which reduced the Registrant's investment in the projects back to zero. In 1999, the Registrant received a $347,596 distribution from Greentree due in large part to proceeds from the sale. The distribution was recorded in Distributions from zero-basis Project Partnerships in the Statement of Operations.

          The Partnership's investment in the following Project Partnerships (the "Projects") serves as collateral in connection with promissory notes issued by the Projects as described below:

Project Partnership Promissory Note,
        (Debtor)         Including Accrued Interest    Payment Terms

Colony               $2,218,000            9% interest due annually.
                                           Principal plus unpaid interest
                                           due on November 30, 1999.
                                           Note is currently in default.

Olympic              $8,078,000            10% interest due annually.
                                           Principal plus unpaid interest
                                           due on December 31, 2000
                                           Note is currently in default.

          Colony's promissory note was originally due December 31, 1995, but was extended until June 30, 1997, while a sale of the project was being pursued under the Low Income Housing Preservation and Resident Homeownership Act ("LIHPRHA"). LIHPRHA was a program administered by the Department of Housing and Urban Development ("HUD"). Unfortunately, funds are no longer available under the LIHPRHA program.

          The promissory note had been extended to November 30, 1999, while the general partner attempted to locate a buyer for the project. A buyer was not located before November 30, 1999. This note is currently in default. Therefore, the noteholder may demand payment and the project may revert to the noteholder at any time.

          Olympic's promissory note was originally due December 31, 1995, but was extended to December 31, 2000. In addition, the interest rate on Olympic's note was reduced from 12% to 10% and payment terms were changed to allow more of Olympic's available surplus cash to be paid to the noteholder as partial payment of the annual interest due on the promissory note. This note is currently in default. The noteholder has notified Olympic of its demand for payment. Therefore, the project may revert to the noteholder at any time, see Note G.

          The ability of the Projects to refinance or renegotiate these Promissory Notes when due is uncertain at this time. Factors that may affect the Projects' ability to refinance or renegotiate include changes in tax laws, changes in interest rates, and the operations of the Projects.

          The Partnership could lose its ownership interest in the Project Partnerships if the Partnership is unsuccessful in renegotiating these notes. Though the Partnership's investment in these Project Partnerships is zero, the impact on future operations could be significant as distributions from Project Partnerships is the primary source of revenue for the Partnership.

Hawthorn refinanced its mortgage during 1997. Proceeds from the refinancing were used to make a partial payment on the promissory note which had come due December 31, 1996. The remaining balance of the promissory note was renegotiated. The mortgage was refinanced under HUD regulations which limit the amount of debt that can be collateralized by the project. Accordingly, HUD would not approve the mortgage refinance unless the promissory note was no longer a liability of the project. Therefore, the General Partner of the Partnership and the noteholder agreed to have the promissory note assumed by the Partnership. The promissory note is now collateralized by the partners' interests in Hawthorn. Principal and interest are only payable from surplus cash received by the Partnership from Hawthorn.

         The Partnership is not required to make any payments from surplus cash it receives from any other project. The promissory note plus accrued interest totaled $3,723,543 at December 31, 2000, and bears simple interest at a rate of 9%. Any principal and interest remaining unpaid on June 30, 2002, will be due upon demand.

               In conjunction with assuming the liability for the promissory note, the Partnership also recorded a corresponding investment in Hawthorn. The investment account was then reduced by previously unrecorded losses of Hawthorn in accordance with the equity method of accounting. The investment account will be adjusted in future years by the Partnership's share of any additional income or loss from Hawthorn. This investment account will also be reduced whenever the Partnership receives a distribution from Hawthorn. Therefore, until the investment account is reduced to zero, the Partnership will not recognize distribution income in future years from the Hawthorn project partnership.

         None of the Project Partnerships are experiencing significant cash flow deficiencies after adding back non-cash items such as depreciation, amortization and accrued interest on promissory notes not currently payable to the operating losses of the Project Partnerships.


Note F    Condensed Financial Data of Project Partnerships

          The following is a summary of the condensed financial position and results of operations of the Project Partnerships which have been obtained from audited financial statements and are not covered by the accompanying independent auditors' report (dollars in thousands):

Note F    Condensed Financial Data of Project Partnerships (continued)

                          Colony Place Associates, Ltd.
                            Condensed Balance Sheets


                                          December 31,
                                         2000     1999

Assets:
     Rental Property (Net)              $1,026    $1,093
     Other Assets                          145       161
                                        $1,171    $1,254

Liabilities and Partners' Deficit:
     Mortgage Notes Payable             $3,034    $2,878
     Other Liabilities                     126       138
     Partners' Deficit                  (1,989)   (1,762)
                                        $1,171    $1,254

                       Condensed Statements of Operations

                                        For The Year Ended December 31,
                                         2000     1999     1998

Revenues:
     Rental Income                      $  372    $ 339   $  336
     Interest Income                         2        2        3
     Other Income                            3        8        8
       Total Revenue                       377      349      347

Expenses:
     Operating Expenses                 $  343    $ 307   $  297
     Financial Expenses                    194      181      164
     Depreciation                           66       66       66
       Total Expenses                      603      554      527

Net Loss                                $(226)    $(205)  $(180)
Note F    Condensed Financial Data of Project Partnerships (continued)

                   Country Oaks Apartments Limited Partnership
                            Condensed Balance Sheets

                                          December 31,
                                         2000     1999

Assets:
     Rental Property (Net)              $  102    $ 177
     Other Assets                          204      200
                                        $  306    $ 377

Liabilities and Partners' Deficit:
     Mortgage Notes Payable             $1,021    $1,026
     Other Liabilities                      59        59
     Partners' Deficit                    (774)     (708)
                                        $  306    $  377

                       Condensed Statements of Operations

                                        For The Year Ended December 31,
                                         2000     1999     1998

Revenues:
     Rental Income                      $  110    $ 105   $   99
     Interest Income                         9        4        4
     Other Income                            8        6        7
       Total Revenue                       127      115      110

Expenses:
     Operating Expenses                     74       60       59
     Financial Expenses                     41       33       31
     Depreciation                           74       74       73
       Total Expenses                      189      167      163

Net Loss                                $ (62)    $(52)   $ (53)

Note F    Condensed Financial Data of Project Partnerships (continued)

                           Florence Housing Associates
                            Condensed Balance Sheets
                             (Property Sold in 2000)

                                           December 31, 1999

Assets:
     Rental Property (Net)                     $3,147
     Other Assets                                 670
                                               $3,817

Liabilities and Partners' Deficit:
     Mortgage Notes Payable                    $7,232
     Other Liabilities                            231
     Partners' Deficit                         (3,646)
                                               $3,817

                       Condensed Statements of Operations

                                        For The Year Ended December 31,
                                         1999              1998
Revenues:
     Rental Income                      $1,065            $1,021
     Interest Income                        28                32
     Other Income                           16                16
       Total Revenue                     1,109             1,069

Expenses:
     Operating Expenses                  1,042               812
     Financial Expenses                    262               245
     Depreciation                          151               147
       Total Expenses                    1,455             1,204

Net Loss                                $(346)            $(135)
Note F   Condensed Financial Data of Project Partnerships (continued)

                      Greentree Housing Limited Partnership
                            Condensed Balance Sheets
                             (Property sold in 1999)

                                          December 31,
                                              1999
Assets:
     Other Assets                            $   70
                                             $   70

Liabilities and Partners' Capital:
     Other Liabilities                       $    2
     Partners' Capital                           68
                                             $   70

                       Condensed Statements of Operations

                                        For The Year Ended December 31,
                                         1999              1998

Revenues:
     Rental Income                      $  332            $  401
     Interest Income                         8                 3
     Other Income                          625                13
       Total Revenue                       965               417

Expenses:
     Operating Expenses                    253               323
     Financial Expenses                    153               164
     Depreciation                           37                50
       Total Expenses                      443               537

Net Income/(Loss)                       $  522            $(120)


Note F    Condensed Financial Data of Project Partnerships (continued)

                      Hawthorn Housing Limited Partnership
                            Condensed Balance Sheets

                                         December 31,
                                         2000     1999

Assets:
     Rental Property (Net)              $3,798    $4,018
     Other Assets                        1,492     1,538
                                        $5,290    $5,556

Liabilities and Partners' Capital:
     Mortgage Notes Payable             $4,778    $4,820
     Other Liabilities                     254       243
     Partners' Capital                     258       493
                                        $5,290    $5,556

                       Condensed Statements of Operations

                                        For The Year Ended December 31,
                                         2000     1999     1998

Revenues:
     Rental Income                      $1,515    $1,490  $1,458
     Interest Income                        40       35       30
     Other Income                           31       62       30
       Total Revenue                    $1,586    1,587    1,518

Expenses:
     Operating Expenses                    818      808      758
     Financial Expenses                    342      344      354
     Depreciation                          251      253      263
       Total Expenses                    1,411    1,405    1,375

Net Income                              $  175    $ 182   $  143
Note F    Condensed Financial Data of Project Partnerships (continued)

                       Olympic Housing Limited Partnership
                            Condensed Balance Sheets

                                         December 31,
                                         2000     1999

Assets:
     Rental Property (Net)              $7,129    $7,422
     Other Assets                          891       821
                                        $8,020    $8,243

Liabilities and Partners' Deficit:
     Mortgage Notes Payable             $12,864   $12,423
     Other Liabilities                    1,172     1,179
     Partners' Deficit                   (6,016)   (5,359)
                                        $ 8,020   $ 8,243

                       Condensed Statements of Operations

                                        For The Year Ended December 31,
                                         2000     1999     1998

Revenues:
     Rental Income                      $2,426    $2,432  $2,447
     Interest Income                        10       16       13
     Other Income                          201       51       38
       Total Revenue                     2,637    2,499    2,498

Expenses:
     Operating Expenses                  2,082    1,847    1,930
     Financial Expenses                    919      927      941
     Depreciation                          293      300      301
       Total Expenses                    3,294    3,074    3,172

Net Loss                                $(657)    $(575)  $(674)


Note F    Condensed Financial Data of Project Partnerships (continued)

                                 Pine West, Ltd.
                            Condensed Balance Sheets

                                         December 31,
                                         2000     1999

Assets:
     Rental Property (Net)              $  969    $  995
     Other Assets                          130       150
                                        $1,099    $1,145

Liabilities and Partners' Deficit:
     Mortgage Notes Payable             $1,248    $1,252
     Other Liabilities                      42        45
     Partners' Deficit                    (191)     (152)
                                        $1,099    $1,145

                       Condensed Statements of Operations

                                        For The Year Ended December 31,
                                         2000     1999     1998

Revenues:
     Rental Income                      $  154    $ 150   $  160
     Interest Income                         1        5        4
     Other Income                           13        6        6
       Total Revenue                       168      161      170

Expenses:
     Operating Expenses                    150      119      107
     Financial Expenses                     31       36       35
     Depreciation                           26       26       26
       Total Expenses                      207      181      168

Net (Loss)/Income                       $ (39)    $(20)   $    2

Note F    Condensed Financial Data of Project Partnerships (continued)

                             Rancho Vista Associates
                            Condensed Balance Sheets

                                          December 31,
                                         2000     1999

Assets:
     Rental Property (Net)              $  578    $ 620
     Other Assets                          103       73
                                        $  681    $ 693

Liabilities and Partners' Deficit:
     Mortgage Notes Payable             $  902    $ 905
     Other Liabilities                      30       14
     Partners' Deficit                   (251)    (226)
                                        $  681    $ 693

                       Condensed Statements of Operations

                                        For The Year Ended December 31,
                                         2000     1999     1998

Revenues:
     Rental Income                      $  171    $ 169   $  164
     Interest Income                         1        1        1
     Other Income                            2        3        2
       Total Revenue                       174      173      167

Expenses:
     Operating Expenses                     73       80       76
     Financial Expenses                     81       80       82
     Depreciation                           45       44       33
       Total Expenses                      199      204      191

Net Loss                                $ (25)    $(31)   $ (24)


Note F    Condensed Financial Data of Project Partnerships (continued)

                     Combined Total of Project Partnerships